Exhibit 1

DONEGAL MUTUAL
INSURANCE COMPANY
1195 River Road, P.O. Box 302
Marietta, Pennsylvania 17547-0302
(717) 426-1931
www.donegalgroup.com
October 24, 2013
Board of Directors
Donegal Group Inc.
1195 River Road
P.O. Box 302
Marietta, PA 17547
Dear Donegal Group Inc. Board Members:
On behalf of the Board of Directors of Donegal Mutual Insurance Company, I
write to inform you of recent actions our Board has taken.
At a Board meeting held on October 17, 2013, the Board, after due consideration, unanimously adopted the following Resolution:
WHEREAS, the Board of Directors of Donegal Mutual
Insurance Company (“Donegal Mutual”) received a letter dated
October 7, 2013 from Gregory M. Shepard (the “Letter”) pursuant to which Mr. Shepard proposes transactions in the stock of
Donegal Group Inc.;
WHEREAS, the Board of Directors of Donegal Mutual has
considered its responsibilities under Pennsylvania law with
respect to the Letter and transactions contemplated by Mr.
Shepard’s proposals; and
WHEREAS, the Board of Directors has considered the impact
of transactions contemplated by Mr. Shepard’s proposals on
Donegal Mutual and its constituencies, including among others,
Donegal Mutual’s policyholders, employees, agents and the
communities in which Donegal Mutual operates.
THEREFORE, IT IS
RESOLVED, Donegal Mutual rejects the proposals by Mr.
Shepard set forth in the Letter;
FURTHER RESOLVED, that the Board of Directors has
determined that it is in the best interest of Donegal Mutual and its constituencies to continue to pursue Donegal Mutual’s business strategy as an independent mutual insurance company;
FURTHER RESOLVED, that the Board of Directors of Donegal
Mutual therefore remains firmly committed to the continued
operation of Donegal Mutual as an independent mutual
insurance company for the benefit of its policyholders and other constituencies;
FURTHER RESOLVED, that management of Donegal Mutual
shall communicate this intention to DGI;
FURTHER RESOLVED, that management is authorized to
disclose publicly the Board’s determination regarding Mr.
Shepard’s proposal and the continued independence of Donegal
Mutual and to inform Mr. Shepard that his proposal merits no further consideration by Donegal Mutual’s Board; and
FURTHER RESOLVED, that the Board hereby authorizes and
directs the management of Donegal Mutual to do or cause to be done all such acts and things and to execute and deliver any and all such documents and papers to effect and implement the
purposes and intent of the foregoing resolutions, and all actions taken by the management of Donegal Mutual are hereby
authorized, approved, confirmed and ratified in all respects.
The resolution is self-explanatory but if you have any questions, you may call one of us.
Sincerely,
Chairman of the Board
Philip H. Glatfelter, II
Donald H. Nikolaus
President and Chief Executive Officer 2